                                                                 Exhibit (g)(13)

                     Nicholas-Applegate Institutional Funds
                          600 West Broadway, 30th Floor
                               San Diego, CA 92101


                            CMS AUTHORIZATION LETTER


Brown Brothers Harriman & Co.
40 Water Street
Boston, MA  02109

Dear Sirs:

     We, Nicholas Applegate Capital Management, on behalf of the portfolios listed on the attached "Appendix", agree to subscribe to the Brown Brothers Harriman & Co. (BBH&Co.) Cash Management Service (CMS). As such we hereby instruct BBH&Co. to invest uncommitted USD demand deposit balances as outlined below. This authorization shall constitute proper standing instructions to BBH&Co. until amended or terminated upon written notice between the Account and BBH&Co. and agreed upon by each.

     The Funds accept and agree to BBH&Co.'s practice of investing the Funds' excess demand deposit balances in unrestricted overnight deposit instruments of BBH&Co.'s Grand Cayman branch or unrestricted overnight deposit instruments of branches of the U.S.-licensed commercial banks noted within the attached Exhibit A.

     The Funds understand that excess cash invested with deposit institutions domiciled offshore the continental United States, as with any offshore deposits, will be subject to both sovereign actions in the jurisdiction of the deposit institution and sovereign actions in the jurisdiction of the currency, including but not limited to freeze, seizure, or diminution. In any case, the risk associated with the repayment of principal and payment of interest on such instruments by the institution with whom the deposit is ultimately placed will be exclusively for the Funds' accounts.

                                           By:
                                              -----------------------------

                                           Name:  Charles H. Field, Jr.

                                           Title: Secretary

                                           Date:  December 31, 2003

                                    APPENDIX


                              U.S. Convertible Fund
                             Emerging Countries Fund
                            U.S. High Yield Bond Fund
                            International Growth Fund
                       International Growth Discovery Fund
                          International Systematic Fund
                           U.S. Large Cap Growth Fund
                             U.S. Equity Growth Fund
                        U.S. Systematic SMID Growth Fund
                            U.S. Mini Cap Growth Fund
                            U.S. Emerging Growth Fund
                            U.S. Small Cap Value Fund
                            U.S. Large Cap Value Fund
                  Nicholas Applegate Emerging Countries Series
               Nicholas Applegate International Core Growth Series
             Nicholas Applegate Small Cap Emerging Countries Series
              Nicholas Applegate Global Equity (ex Australia) Trust
                   Nicholas-Applegate Southeast Asia Fund Ltd.